ADDITIONAL COMPENSATION AGREEMENT

ADDITIONAL COMPENSATION AGREEMENT (the “Agreement”), dated as of November [    ], 2007, between Oppenheimer & Co. Inc. (“Oppenheimer”) and Allianz Global Investors Fund Management LLC (“Allianz”).

WHEREAS, PIMCO Income Opportunity Fund (including any successor by merger or otherwise, the “Fund”) is a newly organized, diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and its common shares of beneficial interest (the “Common Shares”) are registered under the Securities Act of 1933, as amended;

WHEREAS, Allianz is the investment adviser of the Fund;

WHEREAS, Oppenheimer is acting as an underwriter in an offering of the Fund’s Common Shares;

WHEREAS, Allianz desires to provide additional compensation to Oppenheimer for acting as an underwriter in an offering of the Fund’s Common Shares; and

WHEREAS, Allianz desires to retain Oppenheimer to provide after-market support services designed to maintain the visibility of the Fund on an ongoing basis, and Oppenheimer is willing to render such services;

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1.	(a) Allianz hereby employs Oppenheimer, for the period and on the terms and conditions set forth herein, to provide the following services at the reasonable request of Allianz:

(1) after-market support services designed to maintain the visibility of the Fund on an ongoing basis;

(2)    relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of Allianz in connection therewith; and

(3) information to and consult with Allianz with respect to applicable strategies designed to address market value discounts, if any.

(b)    At the request of Allianz, Oppenheimer shall limit or cease any action or service provided hereunder to the extent and for the time period requested by Allianz; provided, however, that pending termination of this Agreement as provided for in Section 6 hereof, any such limitation or cessation shall not relieve Allianz of its payment obligations pursuant to Section 2 hereof.

(c)    Oppenheimer will promptly notify Allianz if it learns of any material inaccuracy or misstatement in, or material omission from, any written information, as of the date such information was published, provided by Oppenheimer to Allianz in connection with the performance of services by Oppenheimer under this Agreement.

2.	Provided that the total price to the public of the Common Shares sold by Oppenheimer is greater than or equal to $[ ], Allianz shall pay Oppenheimer a fee computed weekly and

payable quarterly in arrears commencing November [    ], 2007 at the annual rate of 0.10% of the average daily total managed assets of the Fund attributable to the Common Shares sold by Oppenheimer for a term as described in Section 6 hereof; provided that the total amount of any fee hereunder shall not exceed 3.2% of the total price to the public of the Common Shares offered by the Fund’s Prospectus dated November [    ], 2007 (the “Prospectus”) (including all Underwritten Securities as such term is defined in the Underwriting Agreement, dated November [    ], 2007, by and among the Fund, Allianz and each of the underwriters named therein (the “Underwriting Agreement”)); and provided further that the sum of (i) all compensation to such underwriters in connection with the public offering of the Common Shares, including the sales load of $1.125 per Common Share, the payments described in this Section 2, the marketing and structuring fee payments to each of Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC and any other additional compensation payments, and (ii) the amount of the partial expense reimbursement of $0.005 per Common Share payable by the Fund to such underwriters pursuant to the Underwriting Agreement, shall not exceed 9.0% of the total price of the Common Shares Sold by the Fund pursuant to the Prospectus. For purposes of this Section 2, “total managed assets” means the total assets of the Fund (including assets attributable to any preferred shares and borrowings that may be outstanding) minus accrued liabilities (other than liabilities representing borrowings). The average daily total managed assets of the Fund shall be determined by taking an average of all of the determinations of such amount during such week at the close of business on each business day during such week while this Agreement is in effect. All quarterly fees payable hereunder shall be paid to Oppenheimer within 15 days following the end of each calendar quarter.

3.	Allianz shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of the maximum additional commission amount described in Section 2 above.

4.	Allianz acknowledges that the services of Oppenheimer provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund’s portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Oppenheimer, and Oppenheimer is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the services described in Section 1 hereof.

5.	Nothing herein shall be construed as prohibiting Oppenheimer or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment advisers), so long as Oppenheimer’s services to Allianz are not impaired thereby.

6.	The term of this Agreement shall commence upon the date referred to above and shall be in effect so long as Allianz acts as the investment adviser to the Fund pursuant to the Investment Management Agreement (as such term is defined in the Underwriting Agreement) or other subsequent advisory agreement.

7.

Allianz will furnish Oppenheimer with such information as Oppenheimer believes appropriate to its assignment hereunder (all such information so furnished being the “Information”). Allianz recognizes and confirms that Oppenheimer (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. The Information to be furnished by Allianz, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. Allianz will promptly notify Oppenheimer if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to Oppenheimer.

8.	Allianz agrees that Oppenheimer shall have no liability to Allianz or the Fund for any act or omission to act by Oppenheimer in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of Oppenheimer. Allianz agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

9.	This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”) shall be governed by and construed in accordance with the laws of the State of New York.

10.	No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and Allianz and Oppenheimer consent to the jurisdiction of such courts and personal service with respect thereto. Each of Oppenheimer and Allianz waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Allianz agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon Allianz and may be enforced in any other courts to the jurisdiction of which Allianz is or may be subject, by suit upon such judgment.

11.	This Agreement may not be assigned by either party without the prior written consent of the other party.

12.	This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Oppenheimer and Allianz.

13.	All notices required or permitted to be sent under this Agreement shall be sent, if to Allianz:

Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, New York 10105

Attention: [Brian Shlissel]

or if to Oppenheimer:

Oppenheimer & Co.

[Insert Address]

Attention: [                    ]

or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

14.	This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Additional Compensation Agreement as of the date first above written.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC	OPPENHEIMER & CO. INC.

By:	By:
Name:	Name:
Title:	Title:

Oppenheimer & Co. Inc. Indemnification Agreement

November [    ], 2007

Oppenheimer & Co. Inc.

[Insert Address]

Ladies and Gentlemen:

In connection with the engagement of Oppenheimer & Co. Inc. (“Oppenheimer”) to advise and assist the undersigned (together with its affiliates and subsidiaries, referred to as the “Company”) with the matters set forth in the Additional Compensation Agreement dated November [    ], 2007 between the Company and Oppenheimer (the “Agreement”), in the event that Oppenheimer becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, the Company agrees to indemnify, defend and hold Oppenheimer harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence, bad faith or willful misconduct of Oppenheimer. In addition, in the event that Oppenheimer becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, the Company will reimburse Oppenheimer for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred by Oppenheimer in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its shareholders and affiliates and other constituencies, on the one hand, and Oppenheimer, on the other hand, in the matters contemplated by the Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its shareholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its shareholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received by or paid to or contemplated to be received by or paid to the Company or its shareholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which Oppenheimer has been retained to perform financial services bears to the fees paid to Oppenheimer under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that Oppenheimer is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by Oppenheimer pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by Oppenheimer, on the other hand. The Company will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not Oppenheimer is an actual or potential party to such Proceeding, without Oppenheimer’s prior written consent. For purposes of this Indemnification Agreement, Oppenheimer shall include Oppenheimer & Co. Inc., any of its affiliates, each other person, if any, controlling Oppenheimer or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

The Company agrees that neither Oppenheimer nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either Oppenheimer’s engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted solely from the gross negligence, bad faith or willful misconduct of Oppenheimer in performing the services that are the subject of the Agreement. Nothing in this Indemnification Agreement shall be read or construed to limit any liability or obligations of any party arising under or in connection with the Underwriting Agreement; provided, however, that notwithstanding any provision contained herein, in no event shall Oppenheimer be entitled to indemnification by the Company hereunder from and against any losses, claims, damages, liabilities or expenses in respect of which indemnity may be sought under the Underwriting Agreement.

THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS INDEMNIFICATION AGREEMENT (“CLAIM”), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND OPPENHEIMER CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS INDEMNIFICATION AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST OPPENHEIMER OR ANY INDEMNIFIED PARTY. EACH OF OPPENHEIMER AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS INDEMNIFICATION AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS INDEMNIFICATION AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of Oppenheimer’s engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Very truly yours,

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

OPPENHEIMER & CO. INC.

By
Name:
Title: